Exhibit 3.45

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:29 PM 08/26/2009
FILED 04:29 PM 08/26/2009
SRV 090809649 - 0790751 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNITED INDUSTRIES CORPORATION

Pursuant to Sections 242, 245 and 303 of the Delaware General Corporation Law

The undersigned, John T. Wilson, certifies that he is the Vice President and Assistant Secretary of UNITED INDUSTRIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is UNITED INDUSTRIES CORPORATION.

(2) The name under which the Corporation was originally incorporated was Kensico Industries, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 16, 1973.

(3) On February 3, 2009, the Corporation filed a petition in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division seeking relief under Chapter 11 of the United States Bankruptcy Code.

(4) This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a joint plan of reorganization confirmed by an order of the Bankruptcy Court on July 15, 2009 in accordance with the provisions of Sections 228, 242,245 and 303 of the General Corporation Law of the State of Delaware.

(5) The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

FIRST: The name of the corporation (the “Corporation”) is UNITED INDUSTRIES CORPORATION.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: 4.1 Capital Structure. The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of common stock having a par value of $0.01 per share (the “Common Stock”).

4.2 Common Stock. The Common Stock (a) shall be one and the same class, (b) shall have full and unlimited voting rights (with each share having one vote on each matter submitted to stockholders for vote), and (c) shall have equal rights of participation in dividends and distributions and be entitled to receive the net assets of the Corporation ratably upon dissolution.

4.3 No Pre-emptive Rights. No holders of shares of the Corporation of any class or series shall be entitled as a matter of right to any pre-emptive right to subscribe for or purchase any shares of any class or series of stock of the Corporation, whether now or hereafter authorized, any options or rights to purchase any such shares, or any bonds, debentures or other securities of the Corporation, whether or not convertible into or carrying an option to purchase any such shares.

FIFTH: Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

SIXTH: Election of directors need not be by ballot.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under §174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware

General Corporation Law is amended after the date of this certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or persona! or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH: The Corporation reserves the right to amend and repeal any provision contained in the Amended and Restated Certificate of Incorporation in the manner prescribed by the Delaware General Corporation Law. All rights herein conferred are granted subject to this reservation

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 26th day of August, 2009.

John T. Wilson
Vice President and Assistant Secretary